Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Vice President, Investor Relations
(800) 579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Announces First Quarter Results

Company Provides Second Quarter and Full Year Earnings Guidance

-- First Quarter Net Income Increases 41.0% --

HOUSTON, TX, May 20, 2004 -- Stage Stores, Inc. (Nasdaq: STGS) today reported that net income for the first quarter ended May 1, 2004 increased 41.0% to $18.9 million from $13.4 million for the prior year first quarter ended May 3, 2003. Due to the higher number of diluted shares outstanding in this year's first quarter versus last year, earnings per share for the period increased 31.9% to $0.91 per diluted share, as compared to $0.69 per diluted share last year. Total sales for the 13-week period, which include sales for the Peebles stores in the current year's results, increased 46.3% to $289.7 million from $198.0 million last year. Comparable store sales, which include comparable store sales for the Peebles stores in both years, increased 4.5% versus a decrease of 6.8% for the same period last year.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "This was a very solid quarter for our company. Our comparable store sales were up a strong 4.5%, and our net income and earnings per share were up significantly, reflecting the improved performance by our Bealls, Palais Royal and Stage group of stores, as well as the accretive impact of our Peebles acquisition. Most of our key merchandise categories achieved comparable store sales increases during the quarter, and our small, mid-size and large market store groups each had positive comparable store sales results."

Mr. Scarborough continued, "During the first quarter, we opened six new stores, which included four Bealls stores, one Palais Royal store, and one Peebles store. We also completed the remodeling of 5 stores during the period. Additionally, we sold our Peebles private label credit card portfolio to a subsidiary of Alliance Data Systems Corporation, and received cash proceeds of approximately $34.8 million at closing."

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Stage Stores Announces

First Quarter Results

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Mr. Scarborough concluded, "Our integration of Peebles continues to go smoothly, and we are pleased with the progress that has been made to date. During the quarter, we launched a Peebles VIP Program and intensified our efforts at our Peebles stores to sign up new credit card accounts. Both initiatives received favorable customer response and, over time, we expect these initiatives to strengthen customer loyalty, grow our credit card penetration rate and increase sales."

$50 Million Stock Repurchase Program

The Company also reported that, through May 19, 2004, it had repurchased 1,308,956 shares of its common stock under its current $50 million Stock Repurchase Program, at an aggregate purchase price of approximately $47.5 million.

Fiscal 2004 - Second Quarter and Full Year Outlook

Fiscal 2004 - 2nd Quarter:

The Company noted that its second quarter sales and earnings will be negatively affected by the calendar shift in the Texas sales tax holiday weekend from August 1st through August 3rd last year to August 6th through August 8th this year. Last year, the first two days of this event fell in the July and second quarter periods. As a result of the calendar shift, this year all three days of this event will fall in the August and third quarter periods. As compared to last year, the Company estimates that the one week calendar shift in the Texas sales tax holiday weekend, which is a significant sales event for the Company given that close to 44% of its stores are located in Texas, will move approximately $8.0 to $10.0 million in sales revenue from the July and second quarter periods to the August and third quarter periods.

For the second quarter ending July 31, 2004, the Company currently anticipates reporting revenues in the range of $282 to $288 million, which would reflect a comparable store sales decrease from the prior year second quarter in the low single digits range. Were it not for the aforementioned shift in the Texas sales tax holiday weekend, the Company would have expected comparable store sales to be flat to up in the low single digits range. Net income is currently estimated to be in the range of $9.8 to $11.0 million, or earnings of $0.49 to $0.55 per diluted share. This outlook compares to earnings of $9.1 million, or $0.45 per diluted share, for the prior year second quarter. In projecting earnings per share for the fiscal 2004 second quarter, the Company used an estimated diluted share count of 19.9 million shares.

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Stage Stores Announces

First Quarter Results

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Fiscal 2004 - Full Year:

Updating its outlook for the full 2004 fiscal year ending January 29, 2005 to include actual first quarter results, the Company currently anticipates reporting revenues in the range of $1.23 to $1.25 billion, with the expectation of a comparable store sales increase in the low single digit range. Net income is currently estimated to be in the range of $56.0 to $60.0 million, or earnings of $2.80 to $3.00 per diluted share. This outlook compares to earnings of $55.0 million, or $2.73 per diluted share, for the full 2003 fiscal year, which included a net gain of $7.8 million, or $0.38 per diluted share, related to the sale of the Company's credit card portfolio. In projecting earnings per share for the full 2004 fiscal year, the Company used an estimated diluted share count of 20.0 million shares.

Conference Call Information

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss the first quarter's results as well as its outlook for the second quarter of fiscal 2004. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at www.stagestoresinc.com and then clicking on Investor Relations, then Webcasts, then the webcast link. As an alternative, individual investors and other interested parties can listen to the conference call web cast by logging on to www.fulldisclosure.com, while institutional investors, who are members, can access the call through www.streetevents.com. A replay of the conference call will be available online at each web site until midnight on Friday, May 28, 2004.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities through 516 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the expected benefits from the new credit card programs introduced at the Company's Peebles stores, as well as comments regarding the Company's outlook and expectations for the second quarter of the 2004 fiscal year and for the full 2004 fiscal year. The

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Stage Stores Announces

First Quarter Results

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Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 15, 2004, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

(Tables to Follow)

Stage Stores, Inc.
Condensed Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Quarter Ended
	May 1, 2004		May 3, 2003
	Amount	% to Sales	Amount	% to Sales

Net sales	$ 289,658	100.0%	$ 197,987	100.0%
Cost of sales and related buying, occupancy and distribution expenses	192,588	66.5%	135,486	68.4%
Gross profit	97,070	33.5%	62,501	31.6%
Selling, general and administrative expenses	66,313	22.9%	40,515	20.5%
Store opening costs	314	0.1%	509	0.3%
Interest, net	413	0.1%	397	0.2%
Income before income tax	30,030	10.4%	21,080	10.6%
Income tax expense	11,111	3.8%	7,694	3.9%
Net income	$ 18,919	6.5%	$ 13,386	6.8%

Basic & Diluted earnings per share data:
Basic earnings per share	$ 1.00		$ 0.71
Basic weighted average shares outstanding	18,925		18,877

Diluted earnings per share	$ 0.91		$ 0.69
Diluted weighted average shares outstanding	20,779		19,527

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par values)
(unaudited)

	May 1, 2004	January 31, 2004

ASSETS
Cash and cash equivalents	$ 16,536	$ 14,733
Accounts receivable, net	-	35,112
Merchandise inventories	298,978	259,687
Current deferred taxes	25,734	27,701
Prepaid expenses and other current assets	14,619	26,071
Total current assets	355,867	363,304

Property, equipment and leasehold improvements, net	188,644	190,958
Goodwill	80,054	80,054
Intangible asset	14,910	14,910
Other long-term assets, net	10,576	10,021
Total assets	$ 650,051	$ 659,247

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 74,004	$ 75,685
Income taxes payable	7,277	2,598
Current portion of long-term debt	381	381
Accrued expenses and other current liabilities	55,990	54,083
Total current liabilities	137,652	132,747

Long-term debt	305	11,242
Deferred taxes	13,254	14,028
Other long-term liabilities	28,509	28,156
Total liabilities	179,720	186,173

Commitments and contingencies

Common stock, par value $0.01, 50,000 shares authorized,
20,792 and 20,579 shares issued	208	206
Additional paid-in capital	380,377	374,645
Less treasury stock - at cost (2,138 and 1,414 shares, respectively)	(60,523)	(33,127)
Retained earnings	150,269	131,350
Stockholders' equity	470,331	473,074
Total liabilities and stockholders' equity	$ 650,051	$ 659,247

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 1, 2004	May 3, 2003
Cash flows from operating activities:
Net income	$ 18,919	$ 13,386
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	7,729	5,122
Amortization of debt issue costs	111	334
Provision for bad debts	311	6,698
Deferred tax benefit	1,193	1,596
Proceeds from sale of private label credit card portfolio, net	34,764	-
Changes in operating assets and liabilities:
Decrease in accounts receivable and retained interest in receivables sold	3,537	26,404
Increase in merchandise inventories	(39,291)	(18,011)
Decrease in other assets	10,752	1,248
Increase (decrease) in accounts payable and other liabilities	4,178	(7,547)
Total adjustments	23,284	15,844
Net cash provided by operating activities	42,203	29,230

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(5,381)	(4,242)
Net cash used in investing activities	(5,381)	(4,242)

Cash flows from financing activities:
Repayment of revolving credit facility	(10,700)	-
Repurchase of accounts receivable from account receivable trust	-	(24,000)
Long-term debt repayment	(237)	(200)
Repurchase of common stock	(27,396)	-
Exercise of stock options proceeds	3,314	208
Net cash used in financing activities	(35,019)	(23,992)
Net increase in cash and cash equivalents	1,803	996
Cash and cash equivalents:
Beginning of period	14,733	20,886
End of period	$ 16,536	$ 21,882
Supplemental disclosures:
Interest paid	$ 327	$ 235
Income taxes paid, net	$ 2,842	$ 3,279